Exhibit 99.1

Fibrocell Receives Rare Pediatric Disease Designation from FDA for FCX-007 for the Treatment of Recessive Dystrophic Epidermolysis Bullosa (RDEB)

Gene-Therapy Drug Candidate Is Potential First-in-Class Treatment for RDEB —

A Rare, Congenital, Devastating Skin Disease

EXTON, PA — May 12, 2015 — Fibrocell Science, Inc., (Nasdaq: FCSC), an autologous cell and gene therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today announced that the U.S. Food and Drug Administration (FDA) has granted rare pediatric disease designation for Fibrocell’s lead orphan gene-therapy drug candidate, FCX-007, for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  The rare pediatric disease designation augments the Orphan Drug designation granted by the FDA and announced by Fibrocell in June 2014 for FCX-007 to treat dystrophic epidermolysis bullosa (DEB), which includes RDEB.

“We are pleased that the FDA has granted our request to designate FCX-007 for the treatment of RDEB as a drug for a rare pediatric disease,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell. “FCX-007 may offer RDEB patients and their families the first therapy to treat the underlying cause of the disease, bringing hope and relief to what is today a painful, disabling and often fatal congenital disorder.

“We are also pleased that the incentives offered by both the Orphan Drug and rare pediatric disease designations—including the potential to obtain a valuable Rare Pediatric Disease Priority Review Voucher from the FDA—could provide additional ways to create value for our shareholders.”

About Rare Pediatric Disease Designation

The FDA defines a “rare pediatric disease” as a disease that affects fewer than 200,000 individuals in the U.S. primarily aged from birth to 18 years.  Under the FDA’s Rare Pediatric Disease Priority Review Voucher program, upon the approval of a qualifying new drug application (NDA) or biologics license application (BLA) for the treatment of a rare pediatric disease, the sponsor of such application would be eligible for a Rare Pediatric Disease Priority Review Voucher that can be used to obtain priority review for a subsequent NDA or BLA. The Priority Review Voucher may be sold or transferred an unlimited number of times.

About FCX-007

FCX-007 is Fibrocell’s novel gene-therapy drug candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive orphan skin disease caused by the deficiency of the protein type VII collagen (COL7).  FCX-007 is a gene-modified autologous fibroblast that encodes COL7 and is being developed in collaboration with Intrexon

Corporation (NYSE: XON), a leader in synthetic biology.  By genetically modifying autologous fibroblasts to produce COL7, ex-vivo, culturing them and then treating blisters and wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas, avoiding systemic treatment. The drug is currently in late stage pre-clinical development with an IND filing targeted for mid-2015.

About Recessive Dystrophic Epidermolysis Bullosa (RDEB)

Recessive dystrophic epidermolysis bullosa (RDEB) is the most severe form of dystrophic epidermolysis bullosa (DEB), a congenital, progressive, devastatingly painful and debilitating genetic disorder that leads to death. RDEB is caused by a mutation of the COL7A1 gene, the gene which encodes for type VII collagen, a protein that forms anchoring fibrils. Anchoring fibrils hold together the layers of skin, and without them, skin layers separate causing severe blistering, open wounds and scarring in response to any kind of friction, including normal daily activities like rubbing or scratching.  Children who inherit the condition are often called “butterfly children” because their skin is as fragile as a butterfly’s wings.  There are approximately 1,100 — 2,500 RDEB patients in the U.S.  Currently, there is no cure for RDEB and treatments address only the sequelae, including daily bandaging, hydrogel dressings, antibiotics, feeding tubes and surgeries.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (Nasdaq: FCSC) is an autologous cell and gene therapy company primarily focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs.  Fibrocell’s most advanced drug candidate, azficel-T, uses its FDA-approved proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of chronic dysphonia resulting from vocal cord scarring or atrophy.  In collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for orphan skin diseases using gene-modified autologous fibroblasts.  The Company’s lead orphan gene-therapy drug candidate, FCX-007, is in late stage pre-clinical development for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is also in pre-clinical development of FCX-013, its second gene-therapy drug candidate, for the treatment of linear scleroderma. For more information, visit www.fibrocellscience.com.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, among others, statements we make regarding our development strategy, timing and potential advantages of our product candidates.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Fibrocell’s control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) uncertainties relating to the initiation and completion of clinical trials; and (ii) whether clinical trial results will validate and support the safety and efficacy of our product candidates, as well as those set forth under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. In addition, Fibrocell operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, you should not place any reliance on forward-looking statements as a prediction of actual results. Fibrocell disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement. You are also urged to carefully review and consider the various disclosures in Fibrocell’s most recent annual report on Form 10-K, our most recent Form 10-Q as well as other public filings with the SEC since the filing of Fibrocell’s most recent annual report.

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Investor Relations Contact:
Karen Casey

Fibrocell Science, Inc.

405 Eagleview Boulevard

Exton, PA 19341

(484) 713-6133

kcasey@fibrocellscience.com